Exhibit 99.1

SUMMARY

Competitive Strengths

We believe that our competitive strengths include the following:

Leading title insurance company.  We are the largest title insurance company in the United States and a leading provider of title insurance and escrow services for real estate transactions. During 2007, our insurance companies had a 26.7% share of the U.S. title insurance market, according to the Demotech Performance of Title Insurance Companies 2008 Edition, an annual compilation of financial information from the title insurance industry that is published by Demotech Inc., an independent firm (“Demotech”). Our recent acquisition of Commonwealth, Lawyers and United Capital Title (collectively, the “LFG Underwriters”) from LandAmerica Financial Group, Inc. (“LFG”) has further increased our market share.

Established relationships with our customers.  We have strong relationships with the customers who use our title services. Our distribution network, which includes over 1,300 direct residential title offices and over 9,000 agents, is among the largest in the United States. We also benefit from strong brand recognition in our seven title brands that allows us to access a broader client base than if we operated under a single consolidated brand and provides our customers with a choice among brands.

Strong value proposition for our customers.  We provide our customers with title insurance and escrow and other closing services that support their ability to effectively close real estate transactions. We help make the real estate closing more efficient for our customers by offering a single point of access to a broad platform of title-related products and resources necessary to close real estate transactions.

Proven management team.  The managers of our operating businesses have successfully built our title business over an extended period of time, resulting in our business attaining the size, scope and presence in the industry that it has today. Our managers have demonstrated their leadership ability during numerous acquisitions through which we have grown and throughout a number of business cycles and significant periods of industry change.

Competitive cost structure.  We have been able to maintain competitive operating margins in part by monitoring our businesses in a disciplined manner through continual evaluation and management of our cost structure. When compared to other industry competitors, we also believe that our management structure has fewer layers of managers which allows us to operate with lower overhead costs.

Commercial title insurance.  While residential title insurance comprises the majority of our business, we believe that, following the acquisition of the LFG Underwriters, we are the largest provider of commercial real estate title insurance in the United States. Our network of agents, attorneys, underwriters and closers that service the commercial real estate markets is one of the largest in the industry. Our commercial network combined with our financial strength makes our title insurance operations attractive to large national lenders who require the underwriting and issuing of larger commercial title policies.

Corporate principles.  A cornerstone of our management philosophy and operating success is the six fundamental precepts upon which we were founded.

•	Autonomy and entrepreneurship;

•	Bias for action;

•	Customer-oriented and motivated;

•	Minimize bureaucracy;

•	Employee ownership; and

•	Highest standard of conduct.

These six precepts are emphasized to our employees from the first day of employment and are integral to many of our strategies described below.

Recent Developments

Acquisition of the LFG Underwriters.  Strategic acquisitions have been an important part of our growth strategy. We made a number of acquisitions over the past three years to strengthen and expand our service offerings and customer base in our various businesses, to expand into other businesses or where we otherwise saw value.

On December 22, 2008, we completed the acquisition of LFG’s two principal title insurance underwriters, Commonwealth and Lawyers, as well as United Capital Title Insurance Company. As a result, the results of operations of the companies acquired are included in our results of operations for the period from December 22, 2008 through December 31, 2008. During 2007, the LFG Underwriters had a 19.6% share of the U.S. title insurance market, according to Demotech.

During 2008 and 2007, prior to the acquisition, the LFG Underwriters generated significant revenue but had substantial losses from operations. Since the acquisition, we have been engaged in an effort to reduce overhead at the LFG Underwriters and restore them to profitability. At the time of the acquisition, we set a goal of achieving synergies from the acquisition that would yield annual pre-tax savings of $225 million on a run-rate basis. As of March 31, 2009, we estimate that we have achieved approximately $231 million in such run-rate savings, thereby meeting our target. We have achieved these expense savings through measures such as consolidation of general, administrative and sales functions, data processing efficiencies and elimination of certain duplicative or excess facilities. Through the end of March 2009, we had eliminated approximately 2,068 of the 5,500 employees and closed approximately 216 of the offices acquired in the transaction, with the bulk of the reductions occurring in January and February of 2009. Agent relationships are also being evaluated and reductions in the agency base have also occurred and are continuing.

As a result of these measures, and because of the loss of business momentum at the LFG Underwriters prior to our acquisition of the companies from their parent’s Chapter 11 bankruptcy, among other factors, the operations of the LFG Underwriters will, at least initially, be somewhat less sizable than they were historically. For the three months ended March 31, 2009, the direct operations of the LFG Underwriters contributed an average of approximately 16% of the total direct orders opened by the Company. Therefore, the reported results of the LFG Underwriters for periods prior to the acquisition are not necessarily indicative of the results to be expected for any future period.

Business Trends and Conditions

Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The level of real estate activity is primarily affected by the average price of real estate sales, the availability of funds for mortgage loans, mortgage interest rates and the overall state of the U.S. economy. Due to several of these factors, the volume of refinancing transactions in particular and mortgage originations in general in the United States declined in the 2006 through 2008 period from 2005 and prior levels, resulting in a reduction of title insurance order counts and revenues for us.

In response to concerns about the economy, the Federal Reserve reduced interest rates by 75 basis points in late 2007 and by a total of another 400-425 basis points in 2008, most recently in December. The target federal funds rate is now 0.0%-0.25% compared to 5.25% in August 2007. The further reduction in rates in the fourth quarter of 2008 resulted in an increase in our refinance order volumes that commenced in December 2008 and has continued through March 2009. However, it is too soon to tell if the portion of these open orders that actually close will be consistent with our percentages in prior periods or how long the increased activity will last. According to the Mortgage Bankers Association’s (“MBA”) current mortgage finance forecast, U.S. mortgage originations (including refinancings) were approximately $1.6 trillion, $2.3 trillion and $2.7 trillion in 2008, 2007 and 2006, respectively. The MBA’s Mortgage Finance Forecast estimates an approximately $2.8 trillion mortgage origination market for 2009, which would be an increase of 65% from 2008. The MBA further forecasts that the 65% increase will result primarily from refinance transactions.

The following table illustrates our average open orders per day from our direct operations for each month shown and movements in the average 30 year mortgage rate as estimated by the MBA.

In addition, other steps taken by the U.S. government to relieve the current economic situation may have a positive effect on our sales of title insurance. Under the administration’s proposed Home Affordable Refinance program, homeowners with a solid payment history on an existing mortgage owned by Fannie Mae or Freddie Mac, who would otherwise be unable to get a refinancing loan because of a loss in home value increasing their loan-to-value ratio above 80%, would be able to get a refinancing loan. The Treasury Department estimates that many of the 4 to 5 million homeowners who fit this description would be eligible to refinance their loans under this program.

Several new pieces of legislation have recently been enacted to address the struggling mortgage market and the current economic and financial environment, including the Emergency Economic Stabilization Act of 2008, which provides broad discretion to the Secretary of the Department of the Treasury to implement a program for the purchase of up to $700 billion in troubled assets from banks and financial institutions (“TARP”). On March 23, 2009, the Treasury Department unveiled its plan to remove many troubled assets from banks’ books, representing one of the biggest efforts by the U.S. government so far to address the ongoing financial crisis. Using $75 to $100 billion in TARP capital and capital from private investors, the so-called “Public-Private Investment Program” is intended to generate $500 billion in purchasing power to buy toxic assets backed by mortgages and other loans, with the potential to expand to $1 trillion over time. The Treasury Department expects this program would not only help cleanse the balance sheets of many of the nation’s largest banks, but also help get credit flowing again. The government intends to run auctions between the banks selling the assets and the investors buying them, hoping to effectively create a market for these assets.

On March 15, 2009, the Federal Reserve announced plans to provide greater support to mortgage lending and housing markets by buying up to $750 billion in mortgage-backed securities issued by agencies like Fannie Mae and Freddie Mac, bringing its total proposed purchases of these securities to $1.25 trillion in 2009, and to increase its purchases of other agency debt in 2009 by up to $100 billion to a total of up to $200 billion. Moreover, to help improve conditions in private credit markets, the Federal Reserve decided to purchase up to $300 billion of longer-term Treasury securities over the next six months.

It is too early to predict with certainty whether these measures will be enacted or implemented in their proposed form and what impact they may have on our business or results of operations.

In October 2008, we announced our plans to begin the process of reviewing and increasing our title insurance rates across the country. Since that time, we have instituted revised rates that are now effective in 22 states. The pricing increases have been generally in the range of 5-10%, including a 10% increase in California. Additional rate revisions are pending in a number of other states and we are also analyzing the filed rates of the LFG Underwriters to make them consistent with the rest of our underwriters.

FNF Title Operations

Direct and Agency Operations.  We provide title insurance services through our direct operations and through independent title insurance agents who issue title policies on behalf of our title insurance companies. Our title insurance companies determine the terms and conditions upon which they will insure title to the real property according to their underwriting standards, policies and procedures.

Prior to the acquisition of the LFG Underwriters, we had over 1,000 offices throughout the U.S. primarily providing residential real estate title insurance. With the acquisition of the LFG Underwriters on December 22, 2008, we added approximately 500 direct offices, of which approximately 215 had been eliminated through the end of March 2009, with the bulk of the reductions occurring in January and February of 2009. During 2007 and 2008, as title insurance activity decreased, we closed and consolidated a number of our offices. Our commercial real estate title insurance business is operated almost exclusively through our direct operations. We maintain direct operations for our commercial title insurance business in all the major real estate markets including New York, Los Angeles, Chicago, Atlanta, Dallas, Philadelphia, Phoenix, Seattle and Houston.

In our agency operations, the title search and examination function is performed by an independent agent or the agent may purchase the search and examination from us. In either case, the agent is responsible to ensure that the search and examination is completed. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. During 2007 and 2008, prior to the acquisition of the LFG Underwriters, we decreased the number of agents with which we transact business by approximately 2,000. With the acquisition of the LFG Underwriters on December 22, 2008, we added a total of approximately 7,000 agency relationships. Since that acquisition, we have terminated our agreements with approximately 3,000 of those agents and we expect to terminate our agreements with an additional 500 agents. At present, we have approximately 9,000 agents.

The following table presents the percentages of our title insurance premiums generated by direct and agency operations:

	Year Ended December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
			(Dollars in thousands)

Direct	$1,140,266	42.3%	$1,601,768	42.1%	$1,957,064	42.5%
Agency	1,554,743	57.7%	2,198,690	57.9%	2,649,136	57.5%

Total title insurance premiums	$2,695,009	100.0%	$3,800,458	100.0%	$4,606,200	100.0%

Geographic Operations.  Prior to the acquisition of the LFG Underwriters, our direct operations were divided into approximately 170 profit centers. With the acquisition of the LFG Underwriters, we added approximately 80 profit centers, approximately 30 of which have been eliminated or combined. Each profit center processes title insurance transactions within its geographical area, which is usually identified by a county, a group of counties forming a region, or a state, depending on the management structure in that part of the country. We also transact title insurance business through a network of approximately 9,000 agents, primarily in those areas in which agents are the more prevalent title insurance provider. This includes approximately 4,000 agents that were added through our acquisition of the LFG Underwriters.

Claims.  We have taken several steps intended to address issues that have contributed to increases in each of the last two years in our provisioning rate for losses occurring under policies written in prior years. Starting in the fourth quarter of 2008, we began to revise certain aspects of our approach to processing claims. Key changes implemented include a greater effort to collect contributions from agents that bear responsibility for losses, more stringent enforcement of documentation requirements for proof of claims, a more efficient process for dealing with minor, technical claim matters, and a greater focus on hiring legal counsel with lower billing rates. Our claims paid in the first quarter of 2009 declined compared to the first quarter of 2008 on a pro forma basis, although we are not able to predict the extent to which this decline will be sustained over time. We have also continued, in 2008, reducing our total number of agents, with a focus in part on dropping agents producing higher claims ratios. We are taking similar measures with respect to the LFG Underwriters we recently acquired. On a combined basis, FNF and the LFG Underwriters paid approximately $495 million in respect of claims in 2008.

Escrow, Title-Related and Other Fees.  In addition to fees for underwriting title insurance policies, we derive a significant amount of our revenues from escrow, title-related and other services, including closing services. The escrow and other services provided by us include all of those typically required in connection with residential and commercial real estate purchase and refinance activities. Escrow, title-related and other fees represented approximately 26.5%, 20.5%, and 11.8% of our revenues in 2008, 2007, and 2006, respectively.

RISK FACTORS

In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those listed below and others described elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein. Any of the risks described herein could result in a significant or material adverse effect on our results of operations or financial condition.

General

If adverse changes in the levels of real estate activity occur, our revenues may decline.

Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. Both the volume and the average price of residential real estate transactions have recently experienced declines in many parts of the country, and these trends appear likely to continue. The volume of refinancing transactions in particular and mortgage originations in general declined in the 2006 through 2008 period from 2005 and prior levels, resulting in reduction of revenues in some of our businesses.

We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

Declines in the level of real estate activity or the average price of real estate sales are likely to adversely affect our title insurance revenues. In 2008, the sharply rising mortgage delinquency and default rates caused negative operating results at a number of banks and financial institutions and, as a result, have significantly reduced the level of lending activity. The current Mortgage Bankers Association forecast is for approximately $2.8 trillion of mortgage originations in 2009 compared to $1.6 trillion in 2008. In December 2008 and continuing through March 2009, our open order volumes for refinancing transactions have increased, reflecting lower interest rates. However, it is too soon to tell if the portion of these open orders that actually closes will be consistent with our closing percentages in prior periods or how long this increased activity will last. Several banks have failed in recent months and others may fail in the short to medium term, further reducing the capacity of the mortgage industry to make loans. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

We have recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce our operating income.

Goodwill aggregated approximately $1,581.7 million, or 18.9% of our total assets, as of December 31, 2008. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may be considered a change in circumstance indicating the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization, and negative industry or economic trends. However, if the current worldwide economic downturn continues, the carrying amount of our goodwill may no longer be recoverable, and we may be required to record an impairment charge, which would have a negative impact on our results of operations and financial condition. We will continue to monitor our market capitalization and the impact of the current economic downturn on our business to determine if there is an impairment of goodwill in future periods.

If the recent worsening of economic and credit market conditions continues or increases, it could have a material adverse impact on our investment portfolio.

Our investment portfolio is exposed to economic and financial market risks, including changes in interest rates, credit markets and prices of marketable equity and fixed-income securities. Our investment policy is designed to maximize total return through investment income and capital appreciation consistent with moderate risk of principal, while providing adequate liquidity and complying with internal and regulatory guidelines. To achieve this objective, our marketable debt investments are primarily investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. We also make investments in certain equity securities in order to take advantage of perceived value and for strategic purposes. In addition, we have made, and may continue to make, significant minority investments in other companies. To date, these types of investments have typically been made by the holding company. Recent economic and credit market conditions have adversely affected and could continue to affect both the operations of issuers and of companies in which we have minority investments and the ability of some issuers of investment securities to repay their obligations and have affected and may further affect the values of investment securities and our minority investments. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition.

If we observe changes in the rate of title insurance claims, it may be necessary for us to record additional charges to our claim loss reserve. This may result in lower net earnings and the potential for earnings volatility.

At each quarter end, our recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision to that balance and subtracting actual paid claims from that balance, resulting in an amount that management then compares to the actuarial point estimate provided in the actuarial calculation. Due to the uncertainty and judgment used by both management and our actuary, our ultimate liability may be greater or less than our current reserves and/or our actuary’s calculation. If the recorded amount is within a reasonable range of the actuary’s point estimate, but not at the point estimate, management assesses other factors in order to be comfortable with the position of the recorded reserve within a range. These factors, which are more qualitative than quantitative, can change from period to period and include items such as current trends in the real estate industry (which management can assess, but for which there is a time lag in the development of the data used by our actuary), the stratification of certain claims (large vs. small), improvements in our claims management processes, and other cost saving measures. If the recorded amount is not within a reasonable range of the actuary’s point estimate, we would record a charge and reassess the long-term provision on a go forward basis.

As a result of adverse claim loss development on prior policy years, we recorded charges in 2008 and 2007 totaling $261.6 million ($157.0 million net of income taxes) and $217.2 million ($159.5 million net of income taxes) in our provision for claim losses. These charges were recorded in addition to our provision in those years for claim losses of 8.5% and 7.5%, respectively, of our premiums written. These charges brought our reserve position to a level that represents our best estimate of our ultimate liability. We adjusted our provision for claim losses for the first quarter of 2009 to 7.5% of premiums written. We will reassess the provision to be recorded in future periods consistent with this methodology and can make no assurance that we will not need to record charges in the future to increase reserves in respect of prior periods.

During the fourth quarter of 2008 we revised our claims processes, and in the first quarter of 2009 we applied those revisions to the acquired LFG Underwriters. In the first quarter of 2009, we reduced our provision for claims losses from 8.5% to 7.5% of premiums written, based in part on the recent decline in our claims paid as well as improvements in underwriting, price increases we have implemented and other factors considered by management. We cannot predict, however, the extent to which this decline in our claims paid will be sustained over time, or whether it may be moderated or reversed by developments such as the payment of one or more large claims, an increased volume of small claims that become payable, revisions to our claims processes or other developments or factors.

Competitive factors could adversely affect our results of operations.

The title insurance industry is highly competitive, with the top five insurance companies (which included FNF and the LFG Underwriters) accounting for 92.8% of net premiums collected in 2007 according to Demotech. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies, underwritten title companies and independent agency operations at the regional and local level. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

Competition in the title insurance industry is based primarily on expertise, customer satisfaction and price. The rates charged for title insurance are primarily regulated by the states and are subject to competition among title insurers in those states where they are not state-mandated. In addition, the financial strength and ratings of the insurer have become increasingly important factors in decisions relating to the purchase of title insurance, particularly in multi-state transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits. Other key competitive factors include customer service, including our accurate and timely delivery of title policies, our flexibility in designing programs for large customers and customer and agent satisfaction with our processes and approaches for handling claims. If our competitors are more competitive than we are in any of these areas, it could adversely affect our market share and results of operations.

Our insurance subsidiaries must comply with extensive regulations. These regulations may increase our costs or impede or impose burdensome conditions on actions that we might seek to take to increase the revenues of those subsidiaries.

Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.

Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. State regulations may impede or impose burdensome conditions on our ability to increase or maintain rate levels or on other actions that we may want to take to enhance our operating results. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

State regulation of the rates we charge for title insurance could adversely affect our results of operations.

Our title insurance subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which they operate. Title insurance rates are regulated differently in the various states, with some states requiring the subsidiaries to file and receive approval of rates before such rates become effective and some states promulgating the rates that can be charged. In almost all states in which our title subsidiaries operate, our rates must not be excessive, inadequate or unfairly discriminatory. See also the risk factor below relating to regulatory conditions in California.

Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect our results of operations.

We receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to our business. Sometimes these take the form of civil investigative subpoenas. We attempt to cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which require us to pay money or take other actions. These fines may be significant and actions we are required to take may adversely affect our business.

Because we are dependent upon California for approximately 18 percent of our title insurance premiums, our business may be adversely affected by regulatory conditions in California.

California is the largest source of revenue for the title insurance industry and, in 2008, California-based premiums accounted for 32% of premiums earned by our direct operations and 8% of our agency premium revenues. In the aggregate, California accounted for approximately 17.6% of our total title insurance premiums for 2008. A significant part of our revenues and profitability are therefore subject to our operations in California and to the prevailing regulatory conditions in California. Adverse regulatory developments in California, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California title insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.

In January 2007, the State of California adopted regulations that would have significant effects on the title insurance industry in California. The Company, as well as others, has been engaged in discussions with the California Department of Insurance (the “CDI”) regarding possible industry reforms that may result in the CDI’s decision to modify or repeal the regulations prior to their implementation. On June 17, 2008, the CDI filed with the Office of Administrative Law revised title insurance regulations containing substantial changes to the existing regulations. Hearings on revised regulations were held in August. We, through the California Land Title Association, continue to work with the CDI to refine certain aspects of the proposed regulations, including the statistical reporting provisions; however, there is no certainty as to what final form the proposed regulations would take and how they would affect our results of operations and financial condition.

If the rating agencies downgrade our Company, our results of operations and competitive position in the title insurance industry may suffer.

Ratings have always been an important factor in establishing the competitive position of insurance companies. Our title insurance subsidiaries are rated by S&P, Moody’s, Fitch, A.M. Best, and Demotech. Ratings reflect the opinion of a rating agency with regard to an insurance company’s or insurance holding company’s financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. On December 23, 2008, Fitch downgraded FNF’s financial strength ratings from A- to BBB. The following announcements have been made by the rating agencies regarding the current status of our ratings: Fitch — Rating Watch Negative and A.M. Best — under review with negative implications. In addition, Fitch has announced that the ratings of the underwriters that we recently acquired from LFG are on Rating Watch Evolving. The ratings for the entire FNF family of companies as a whole are as follows:

	S&P	Moody’s	Fitch(1)	A.M. Best

FNF family of companies	A	A3	BBB	A

(1)	Fitch has also assigned a rating of BBB- to the LFG Underwriters

Demotech provides financial strength/stability ratings for each of our principal title insurance underwriters individually, as detailed in our annual report on Form 10-K incorporated by reference herein.

Our ratings are subject to continued periodic review by rating agencies and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by those entities, our results of operations could be adversely affected.

Our rate of growth could be adversely affected if we are unable to acquire suitable acquisition candidates.

As part of our growth strategy, we have made numerous acquisitions and we plan to continue to acquire complementary businesses, products and services. This strategy depends on our ability to identify suitable acquisition candidates and, assuming we find them, to finance such acquisitions on acceptable terms. We have historically used, and in the future may continue to use, a variety of sources of financing to fund our acquisitions, including cash from operations, debt and equity. Our ability to finance our acquisitions is subject to a number of risks, including the availability of adequate cash reserves from operations or of acceptable financing terms and variability in our stock price. These factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

Our management has articulated a willingness to seek growth through acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or geographic areas. This expansion of our business subjects us to associated risks, such as the diversion of management’s attention and lack of experience in operating such businesses, and may affect our credit and ability to repay our debt.

Our management has stated that we may make acquisitions in lines of business that are not directly tied to or synergistic with our core operating segments. Accordingly, we have in the past year acquired, and may in the future acquire, businesses in industries or geographic areas with which management is less familiar than we are with our core businesses. These activities involve risks that could adversely affect our operating results, such as diversion of management’s attention and lack of substantial experience in operating such businesses. There can be no guarantee that we will not enter into transactions or make acquisitions that will cause us to incur additional debt, increase our exposure to market and other risks and cause our credit or financial strength ratings to decline.

We may encounter difficulties managing our growth and successfully integrating new businesses, which could adversely affect our results of operations.

We have historically achieved growth through a combination of developing new products and services, increasing our market share for existing products, and making acquisitions. Part of our strategy is to pursue opportunities to diversify and expand our operations by acquiring or making investments in other companies. The success of each acquisition will depend upon:

•	our ability to integrate the acquired business’ operations, products and personnel;

•	our ability to retain key personnel of the acquired business;

•	our ability to expand our financial and management controls and reporting systems and procedures;

•	our ability to maintain the customers and goodwill of the acquired business; and

•	our exposure to any unexpected costs or unforeseen liabilities associated with the acquired business.

The integration of two previously separate companies is a challenging, time-consuming and costly process. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect each company’s ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the combination. In addition, any successful integration of companies will require the dedication of significant management resources, which will temporarily detract attention from our day-to-day businesses.

Our recent acquisition of subsidiaries of LandAmerica Financial Group, Inc. may expose us to certain risks.

On December 22, 2008, we completed the acquisition of the LFG Underwriters. The LFG Underwriters have experienced financial difficulties in recent quarters. The acquisition may have unforeseen negative effects on our company, including potentially if there are significant undisclosed liabilities that we did not discover in our due diligence review or otherwise prior to closing. Further, we face challenges in integrating the LFG Underwriters. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions. There can be no assurance that we will be able to fully integrate all aspects of the acquired business successfully or achieve the level of cost reductions we hope to achieve, and the process of integrating this acquisition may disrupt our business and divert our resources.

We are a holding company and depend on distributions from our subsidiaries for cash.

We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay interest on our outstanding debt and our other obligations and to pay dividends is dependent on the ability of our subsidiaries to pay dividends or make other distributions or payments to us. Our subsidiaries are not obligated to make funds available to us. If our operating subsidiaries are not able to pay dividends to us, we may not be able to meet our obligations or pay dividends on our common stock.

Our title insurance and specialty insurance subsidiaries must comply with state laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. During 2009, our title insurers will be able to pay dividends or make distributions to us without prior regulatory approval of approximately $214.7 million.

The maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, we may in the future need to retain cash in our underwriters or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators. Further, the LFG Underwriters recently acquired by us could have unexpected liabilities or asset exposures that only become apparent over time which adversely affect their surplus.

Our specialty insurance segment is a smaller operation with respect to which we have announced that we are considering our strategic alternatives and, as a result, it is unlikely to be a significant source of dividends to us in 2009.

We could have conflicts with FIS, and our chairman of our board of directors and other officers and directors could have conflicts of interest due to their relationships with FIS.

Prior to October 24, 2006, we were known as Fidelity National Title Group, Inc. (“FNT”) and were a majority-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“Old FNF”). On October 24, 2006, Old FNF transferred certain assets to us in return for the issuance of shares of our common stock to Old FNF. Old FNF then distributed to its shareholders all of its shares of our common stock, making FNT a stand alone public company. On November 9, 2006, Old FNF was then merged into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which our name was changed to Fidelity National Financial, Inc. On November 10, 2006, our common stock began trading on the New York Stock Exchange under the trading symbol “FNF.”

Conflicts may arise between FIS and us as a result of our ongoing agreements. We may enter into further agreements with FIS. Certain of our executive officers and directors could be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with FIS.

Some of our executive officers and directors own substantial amounts of FIS stock and stock options. Such ownership could create or appear to create potential conflicts of interest when our directors and officers are faced with decisions that involve FIS.

William P. Foley, II, is the chairman of our board of directors, and the executive chairman of the board of FIS. As a result of his roles, he has obligations to us and FIS and may have conflicts of interest with respect to matters potentially or actually involving or affecting our and FIS’s respective businesses. In addition, Mr. Foley may also have conflicts of time with respect to his multiple responsibilities. If his duties to either company require more time than Mr. Foley is able to allot, then his oversight of that company’s activities could be diminished. Finally, FIS and we have overlapping directors and officers.

Matters that could give rise to conflicts between us and FIS, among other things:

•	our ongoing and future relationships with FIS, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification, claims administration and handling, and other matters; and

•	the quality and pricing of services that we have agreed to provide to FIS or that it has agreed to provide to us.

We seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with FIS and through oversight by independent members of our board of directors. However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts with FIS, or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.

Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.

Because FIS may engage in some of the same activities in which we engage, there is a risk that we may be in direct competition with FIS over business activities and corporate opportunities. To address these potential conflicts, a corporate opportunity policy is incorporated into our certificate of incorporation. Among other things, this policy provides that FIS has no duty not to compete with us. The policy also limits the situations in which one of our directors or officers, if also a director or officer of FIS, must offer corporate opportunities to us of which such individual becomes aware. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us.

Our 1031 exchange business may be adversely affected by proposed regulations under Section 468B and Section 7872 of the Internal Revenue Code.

The IRS has proposed regulations under Section 468B regarding the taxation of the income earned on escrow accounts, trusts and other funds used during deferred exchanges of like-kind property and under Section 7872 regarding below-market loans to facilitators of these exchanges. The proposed regulations affect taxpayers that engage in like-kind exchanges and escrow holders, trustees, qualified intermediaries, and others that hold funds during like-kind exchanges. We currently do not know what effect these changes will have on our 1031 exchange businesses.